Exhibit 99.1

Puradyn Releases 2010 2nd Quarter Financial Results

2nd Qtr 2010 sales increase over 2nd Qtr 2009

Boynton Beach, FL – August 12, 2010 - Puradyn Filter Technologies Incorporated (OTCBB: PFTI), the global bypass oil filtration system manufacturer, today reported results of operations for the second fiscal quarter ended June 30, 2010.

Net sales for the second quarter ended June 30, 2010 were $761,341 compared to $729,131 for the same period in 2009, an increase of $32,210 or 4%.

The Company reported a net loss of $436,223 or ($0.01) per share, basic and diluted, for the three months ended June 30, 2010, compared to a net loss of $450,978 or ($0.01) per share, basic and diluted, for the same period in 2009.

Operating losses increased by $162,502 or 70%, in the second quarter of 2010 as compared to the same period in 2009.  Cost of products sold, as a percentage of sales, decreased from 84.7% in 2009 to 70.4% in 2010.

Kevin G. Kroger, President and COO, noted that the second quarter 2010 saw continued improvement from December 2009 providing the company its third consecutive quarter of growth.  “Concentration on targeted industries throughout 2009 has allowed us to see the benefits in 2010 as opportunities continue to develop.

“Increased revenue in 2010, generated from the implementation of our system on engines used by select customers, is but the tip of the iceberg of engines available in these industries worldwide.  We are confident the large engines used represent a significant opportunity for Puradyn given the cost of changing oil with volumes in excess of 100 gallons per engine.  Many of these engines, due to the volume of oil in their crankcase, require as many as six of our largest systems per engine.”

Kroger continued, “Additionally, a robust backlog heading into the 3rd quarter is encouraging and positions us for a new ‘company best’ quarter.  This strong backlog, added to our year to date progress, and continued work with OEMs, is building a good foundation to remain solidly within our business plan.

“We continue our development of new patent applications, some of which may lead us to other industry opportunities.  All these efforts should position us securely in the marketplace when the uncertainty of this current economic environment recovers.”

Kroger concluded, “The results of the second quarter are promising, creating ‘cautious optimism’ for the remainder of 2010.  Bypass oil filtration has earned a position in these industries and will play an important role in helping our customers reduce their operating costs while at the same time minimizing their carbon footprint through reduction of oil requirements and waste oil disposal.”

The Company’s quarterly report on Form 10-Q is available from the SEC website at http://www.sec.gov or the Investor Relations sections of the Company’s website at http://www.puradyn.com/.

About Puradyn Filter Technologies Incorporated

Puradyn (OTCBB: PFTI) designs, manufactures and markets the puraDYN® Oil Filtration System, the most effective bypass oil filtration product on the market today.  It continuously cleans lubricating oil and maintains oil viscosity to safely and significantly extend oil change intervals and engine life.   Effective for internal combustion engines, transmissions and hydraulic applications, the Company’s patented and proprietary system is a cost-effective and energy-conscious solution targeting an annual $15 billion potential industry.  Puradyn equipment was selected as the manufacturer used by the US Department of Energy in a three-year evaluation to research and analyze the performance, benefits and cost analysis of bypass oil filtration technology.

STATEMENTS IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL DATA ARE FORWARD-LOOKING STATEMENTS WHICH INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES OR OTHER FACTORS NOT UNDER THE COMPANY’S CONTROL, INCLUDING BUT NOT LIMITED TO THE POSSIBLE INABILITY TO RAISE CAPITAL FUNDS, LACK OF PROTECTION FROM INTELLECTUAL PROPERTY, VULNERABILITY BECAUSE OF MANUFACTURING A LIMITED NUMBER OF PRODUCTS, DEPENDENCE ON DISTRIBUTORS, ORDERS PREVIOUSLY STATED IN THIS PRESS RELEASE MAY NOT MATERIALIZE, AND THE POSSIBILITY THAT THE PRODUCTS DO NOT MEET CUSTOMERS’ NEEDS, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS IMPLIED BY THESE FORWARD-LOOKING STATEMENTS.  THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DETAILED IN THE COMPANY’S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Puradyn Filter Technologies Incorporated

Condensed Consolidated Statements of Operations

For the Three Months Ended June 30, 2010 and 2009

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net sales	761,341	729,131	1,435,603	1,027,912

Costs and expenses:
Cost of products sold	536,655	617,447	920,881	977,937
Salaries and wages	270,925	243,347	510,412	483,016
Selling and administrative	349,055	101,129	614,099	443,758

	1,156,635	961,923	2,045,392	1,904,711
Loss from operations	(395,294)	(232,792)	(609,789)	(876,799)

Other income (expense):
Interest income	270	(176,071)	326	(175,894)
Interest expense	(41,199)	(42,115)	(78,555)	(80,705)
Total other expense, net	(40,929)	(218,186)	(78,229)	(256,599)
Loss before income taxes	(436,223)	(450,978)	(688,018)	(1,133,398)
Income tax expense	—	—	—	—

Net loss	(436,223)	(450,978)	(688,018)	(1,133,398)

Basic and diluted loss per common share	(0.01)	(0.01)	(0.02)	(0.03)
Weighted average common shares outstanding (basic and diluted)	40,561,019	38,764,732	40,532,395	38,010,025

CONTACT:

Kathryn Morris Director, Corporate Communications (T) 561 547 9499, x 226 investor-relations@puradyn.com http://www.puradyn.com	Emerging Markets, LLC Investor Relations: Jim Painter III 321-206-6682 jamespainter@emergingmarketsllc.com www.emergingmarketsllc.com